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                                                                   Exhibit 23.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Global Energy Group, Inc.
           Form SB-2

Gentlemen:

We hereby consent to the incorporation of our report as independent auditors accompanying the audited financial statements of Global Energy Group, Inc. ("Global Energy") as of December 31, 2001 (consolidated) and 2000, and for the years then ended, issued in connection with Global Energy's filing of its registration statement being filed under the Securities Act of 1933, under cover of Form SB-2. We also consent to the use of our name under the heading "Experts" in the registration statement.


Very truly yours,


/s/ Baumann, Raymondo & Company, P.A.
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Baumann, Raymondo & Company, P.A.
Certified Public Accountants
Tampa, Florida
June 19, 2002